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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

      Date of Report (date of earliest event reported): November 19, 2000

                             Pogo Producing Company
             (Exact name of registrant as specified in its charter)


           Delaware                   1-7792            74-165 9398

(State or other jurisdiction of     (Commission       (I.R.S. Employer
incorporation or organization)      File Number)      Identification No.)



                          5 Greenway Plaza, Suite 2700
                           Houston, Texas 77046-0504
             (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (713) 297-5000

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Item 5.   Other Events.

     On November 19, 2000 Pogo Producing Company, a Delaware corporation (the "Company"), NORIC Corporation, a New York corporation, and certain shareholders of NORIC Corporation entered into an Agreement and Plan of Merger (the "Merger Agreement"), whereby upon the terms and subject to the conditions stated therein, NORIC Corporation would merge with and into the Company (the "Merger"), with the Company being the surviving corporation. Under the Merger Agreement, NORIC shareholders will receive approximately $630 million in a combination of 50% cash and 50% common stock of the Company. The stock portion of the consideration is to be valued over a 20 trading day period ending five days prior to the closing date, subject to a minimum of approximately 11.6 milliion shares of the Company's common stock if the per share price of the Company's common stock exceeds $27.25 and a maximum of approximately 14.2 million shares if the per share price of the Company's common stock is less than $22.25.

     The Closing of the Merger Agreement will occur no later than five business days following the day on which all of the conditions to the Merger contained in the Merger Agreement have been fulfilled or waived or on such other date as the parties may agree.

     The closing of the Merger is conditioned upon approval of the shareholders of the Company and the stockholders of NORIC Corporation, customary regulatory approvals, including the expiration or termination of the waiting period prescribed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary conditions, all as described in the Merger Agreement. A copy of the press release of the Company with respect to the Merger is included herein as Exhibit 99.1.

     The press release is incorporated in this Item 5 by reference.

Item 7.  Financial Statements and Exhibits.

     The following exhibits are filed herewith:

    99.1 Press Release, dated as of November 20, 2000, announcing the Agreement and Plan of Merger among Pogo Producing Company, NORIC Corporation, and the shareholders signatory thereto

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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    Pogo Producing Company



Date: November 20, 2000               By:  /s/ Gerald A. Morton
                                           --------------------
                                           Gerald A. Morton
                                           Vice President - Law
                                           and Corporate Secretary